As filed with the Securities and Exchange Commission on ______, 2011.

                                                 Commission File No. 333-171658

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                                 Amendment No. 2

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                           COLORADO CERAMIC TILE, INC.
               (Exact name of registrant as specified in charter)

             Colorado                      3281                  84-1307164
   ---------------------------   -------------------------  --------------------
  (State or other jurisdiction   (Primary Standard Classi-     (IRS Employer
      of incorporation)            fication Code Number)        I.D. Number)

                             4151 E. County Line Rd.
                              Centennial, CO 80122
                                 (303) 721-9198
         -------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                             4151 E. County Line Rd.
                              Centennial, CO 80122
                                 (303) 721-9198
              ---------------------------------------------------
              (Address of principal place of business or intended
                          principal place of business)

                                 Sandie Venezia
                             4151 E. County Line Rd.
                              Centennial, CO 80122
                                 (303) 721-9198
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

 As soon as practicable after the effective date of this Registration Statement
 ------------------------------------------------------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

       Large accelerated filer   [  ]    Accelerated filer   [  ]

       Non-accelerated filer     [  ]    Smaller reporting company  [X]
(Do not check if a smaller reporting company)

                        CALCULATION OF REGISTRATION FEE
===============================================================================

Title of each                    Proposed      Proposed
 Class of                         Maximum       Maximum
Securities        Securities      Offering     Aggregate      Amount of
   to be            to be        Price Per     Offering      Registration
Registered        Registered     Share (1)       Price            Fee
----------        ----------    -----------  -------------   ------------

Common Stock (2)    4,125,000     $0.02        $82,500          $9.58



(1) Offering price computed in accordance with Rule 457(a).


(2) Shares of common stock offered by selling shareholders.




     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                           COLORADO CERAMIC TILE, INC.
                                  Common Stock


     By means of this prospectus a number of our shareholders are offering to sell up to 4,125,000 shares of our common stock at a price of $0.02 per share.

     If and when our common stock becomes quoted on the OTC Bulletin Board, the shares owned by selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

     We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will pay for the expenses of this offering which are estimated to be $36,500.

     There is no public market for our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE  INVESTORS,   SEE  "RISK  FACTORS"  BEGINNING  ON  PAGE  8  OF  THIS
PROSPECTUS.

                The date of this prospectus is ___________, 2011.

                               PROSPECTUS SUMMARY

     Colorado Ceramic Tile, Inc. was incorporated in Colorado in March 1995. We sell tile, marble and stone for residential and commercial projects.

     Our offices and showroom are located at 4151 E. County Line Rd., Centennial, CO 80122. Our telephone number is (303) 721-9198 and our fax number is (303) 721-9572. We lease our 3,600 square foot showroom and 2,700 square foot warehouse on a month-to-month basis for $4,500 per month.


     As of the date of this prospectus we had one showroom. We plan on opening new showrooms in in the Colorado cities of Fort Collins, Boulder, Castle Rock, Parker and Colorado Springs. We also plan on expanding our product line to include sinks, bath tubs, and other kitchen and bath appliances. We estimate that the cost of opening, stocking and operating each new showroom for one year will be approximately $150,000 (approximately $750,000 for all five showrooms). If sufficient capital is abailable we expect that we will be able to open a new showroom once every twelve months. Since the expansion of our business will depend on our ability to raise additional capital, we cannot predict if or when we will be able to open any new showrooms or expand our product line. See the "Business" section of this prospectus for more information.


The Offering

     Between June 2010 and December 2010, we sold 4,125,000 shares of common stock to a group of private investors. The shares were sold at a price of $0.02 per share.


     By means of this prospectus, the investors who purchased our common stock in 2010 are offering to sell their shares. See the section of this prospectus entitled "Selling Shareholders" for more information. Since any shares purchased from the selling shareholders will be free trading, the existence of free trading shares will permit an application to be filed for the quotation of our common stock on the OTC Bulletin Board. Although as of the date of this prospectus, no application had been made to have our common stock quoted on the OTC Bulletin Board, and although we cannot guarantee that our common stock will be quoted on the OTC Bulletin Board, we believe that, after the normal review process, our common stock will be quoted on the OTC Bulletin Board. Once our common stock is quoted, we believe it will be easier to raise capital since most investors prefer to invest in companies that have a public market.


     The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since we were incorporated, the possible need for us to sell shares of our common stock to raise capital and our auditors, in their report on our June 30, 2010 financial statements, expressed substantial doubt as to our ability to continue in business. See the "Risk Factors" section of this prospectus below for additional Risk Factors.

Forward-Looking Statements

     This prospectus contains or incorporates by reference forward-looking statements, concerning our financial condition, results of operations and business. These statements include, among others:

        o statements concerning the benefits that we expect will result from the business activities that we contemplate; and

        o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

     You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates" or similar expressions used in this prospectus.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus.

     To the extent, the information contained in this prospectus, changes in any material respect, we will amend this prospectus.

                                  RISK FACTORS

     This section of the prospectus discloses all material risks known to us . We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities. If any of the risks discussed below materialize, our common stock could decline in value or become worthless.


THE POSSIBILITY THAT WE MAY NEVER BE PROFITABLE MAY NEGATIVELY IMPACT THE VALUE OF OUR COMMON STOCK. For the year ended June 30, 2010, and the six months ended December 31, 2010, we suffered losses of $(68,718) and $(92,603) respectively. Unless and until we are profitable, we will need to raise enough capital to be able to fund the costs of our operations. As a result there can be no assurance that we can implement our business plan, that we will be profitable, or that the securities which may be sold in this offering will have any value.

OUR FAILURE TO OBTAIN CAPITAL MAY SIGNIFICANTLY RESTRICT OUR PROPOSED OPERATIONS AND HAVE A NEGATIVE IMPACT ON OUR BUSINESS. We need additional capital to fund our operating losses and to expand our business. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price investors paid for the shares of common stock sold in this offering. Our failure to obtain the capital, which we require will result in the slower implementation of our business plan or our inability to implement our business plan. There can be no assurance that we will be able to obtain the capital which we will need. If we are unable to implement our business plan as a result of a failure to obtain capital the common stock, which may be sold in this offering may not have any value.

THE SALE OF COMMON STOCK BY OUR EXISTING SHAREHOLDERS MAY HINDER OUR ABILITY TO RAISE CAPITAL. As of the date of this prospectus we had 8,125,000 outstanding shares of common stock. By means of this prospectus, up to 4,125,000 of these shares may be sold at any time and without restriction. Should a public market for our common stock ever develop, the sale of these shares in the public market, or the perception that these shares could be sold, could depress the price of our common stock with the result that our ability to raise capital may be more difficult and the cost of any capital would be higher.

THE FACT THAT OUR AUDITORS HAVE EXPRESSED DOUBT AS TO OUR ABILITY TO CONTINUE IN BUSINESS MAY IMPAIR OUR ABILITY TO OBTAIN CAPITAL. In their report on our June 30, 2010 financial statements, our auditors expressed substantial doubt as to our ability to continue as a going concern. This qualification could impair our ability to finance operations through the sale of debt or equity securities. Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing and generate positive cash flow from operations, neither of which is certain. If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue operations. If we are unable to continue operations the common stock sold in this offering may not have any value

THE INDUSTRY IN WHICH WE COMPETE IS HIGHLY CYCLICAL AND THE RECENT DOWNTURN IN RESIDENTIAL AND COMMERCIAL CONSTRUCTION AND HOME IMPROVEMENT COULD HAVE A MATERIALLY ADVERSE IMPACT ON OUR FINANCIAL RESULTS WHICH WOULD INCREASE OUR NEED FOR CAPITAL. The building products distribution industry is subject to cyclical market pressures caused by a number of factors that are beyond our control, such as general economic and political conditions, levels of new construction, home and office improvement and remodeling activity, interest rates, weather and population growth. We are most impacted by changes in the demand for new homes and commercial real estate as well as renovations and in general economic conditions that impact the level of home and office improvements. Changes in market demand for new homes and commercial real estate as well as for home and office improvements occur periodically and vary in severity. Because of subprime mortgage crisis and current recession there is severe downturn in the construction industry. There is no assurance that our industry will recover in the near future. As a result we may never be profitable and may need to cease operations in which case our common stock may be worthless.


     To the extent that cyclical market factors adversely impact overall demand for building products or the prices that we can charge for our products, our net sales and margins will likely decline. In addition, the unpredictable nature of the market factors that impact our industry make it difficult to forecast our operating results.


THE BUILDING PRODUCTS DISTRIBUTION INDUSTRY IS FRAGMENTED AND COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OUR EXISTING COMPETITORS OR NEW ENTRANTS INTO THE MARKETS WE SERVE AND AS A RESULT WE MAY NEED TO CEASE OPERATIONS. The building products distribution industry is fragmented and competitive. Our competition varies by product line, customer classification and geographic market. The principal competitive factors in our industry are pricing and availability of product, service and delivery capabilities, ability to assist with problem-solving, customer relationships and breadth of product offerings. We compete with many local, regional and national building materials distributors and dealers. In addition, some product manufacturers sell and distribute their products directly to our customers, and the volume of direct sales could increase in the future. Additionally, manufacturers of products similar to those distributed by us may elect to sell and distribute to our customers in the future or enter into exclusive supplier arrangements with other distributors. Many of our competitors have greater financial resources and may be able to withstand sales or price decreases more effectively than we can. We also expect to continue to face competition from new market entrants. We may be unable to continue to compete effectively with these existing or new competitors, which could have a material adverse effect on our financial condition results of operations and the value of our common stock.

OUR OPERATIONS ARE DEPENDENT UPON THE CONTINUED SERVICES OF OUR OFFICERS. The loss of any of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business. Any material adverse effect upon our business that would result form the loss of our officers would negatively impact the value of our common stock.


OUR TWO OFFICERS AND DIRECTORS OWN APPROXIMATELY 50% OF OUR OUTSTANDING SHARES AND WILL BE ABLE TO CONTROL ALL ASPECTS OF OUR OPERATIONS. As a result, investors in this offering will not have the ability to elect any of our directors or to adopt any resolution at any meeting of our shareholders. Refer to the "Principal Shareholders" section of this prospectus for more information

AS OF THE DATE OF THIS PROSPECTUS THERE WAS NO PUBLIC MARKET FOR OUR COMMON STOCK. AS A RESULT, PURCHASERS OF THE SECURITIES OFFERED BY THIS PROSPECTUS MAY BE UNABLE TO SELL THEIR SECURITIES OR RECOVER ANY AMOUNTS WHICH THEY PAID FOR THEIR SECURITIES.

DISCLOSURE REQUIREMENTS PERTAINING TO PENNY STOCKS MAY REDUCE THE LEVEL OF TRADING ACTIVITY IN OUR SECURITIES AND INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES OR WARRANTS. Trades of our common stock, if a public market ever develops, will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

OUR BOARD OF DIRECTORS MAY, WITHOUT SHAREHOLDER APPROVAL, ISSUE UP TO 10,000,000 SHARES OF PREFERRED STOCK WITH MULTIPLE VOTES PER SHARE AND DIVIDEND RIGHTS WHICH WOULD HAVE PRIORITY OVER ANY DIVIDENDS PAID WITH RESPECT TO THE HOLDERS OF OUR COMMON STOCK. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

                           MARKET FOR OUR COMMON STOCK

     As of the date of this prospectus, there was no public trading market for our common stock.


     As of February 28, 2011 we had 8,125,000 outstanding shares of common stock and 36 shareholders.


     As of the date of this prospectus we did not have any outstanding options or warrants or any outstanding securities convertible into shares of our common stock.

     By means of this prospectus 4,125,000 shares of our common stock have been registered under the Securities Act of 1933 for resale to the public. Ninety days after the date of this prospectus, the remaining 4,000,000 shares of our common stock can be sold pursuant to Rule 144.

     We are not offering any shares by means of this prospectus.

     Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors. Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No dividends have ever been declared and it is not anticipated that dividends will ever be paid.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

     We were incorporated in Colorado on March 27, 1995.

     The following discussion analyzes our financial condition and summarizes the results of operations for the year ended June 30, 2010 and the six months ended December 31, 2010. This discussion and analysis should be read in conjunction with our financial statements included as part of this prospectus.

Results of Operations

     Material changes of items in our Statement of Operations for the year ended June 30, 2010 as compared to the same period in the prior year are discussed below:

                             Increase (I)
    Item                    or Decrease (D)   Reason
    ----                    ---------------   ------
    Sales                           D         Downturn in residential and
                                              commercial construction due to
                                              recession.

    Depreciation                    D         Some of our vehicles and equipment
                                              are fully depreciated.

    Loss on disposal                D         One-time write off of some
                                              leasehold.

    Receivable write offs           D         One-time write off of old
                                              receivables in fiscal 2009.

    Inventory write-offs            D         One-time write off in fiscal 2009
                                              of a large amount of slow moving
                                              inventory.

    General and
    administrative expenses         D         Reduction in salaries and wages
                                              due to downturn in construction
                                              activity.

     Material changes of items in our Statement of Operations for the six months ended December 31, 2010 as compared to the same period in the prior year are discussed below:

                             Increase (I)
    Item                    or Decrease (D)   Reason
    ----                    ---------------   ------
    Sales                           D         Downturn in residential and
                                              commercial construction due to
                                              recession.

    General and
    administrative expenses         D         Reduction in salaries and wages
                                              due to downturn in construction
                                              activity.

     The factors that will most significantly affect our results of operations will be:

        i)the prices of tile, marble and stone; and
        ii)the condition of the residential and commercial construction markets.

     Other than the foregoing, we do not know of any trends, events or uncertainties that will have, or are reasonably expected to have, a material impact on our sales, revenues, expenses or results of operations.

Liquidity and Capital Resources

     Our sources and (uses) of funds for the years ended June 30, 2010 and 2009 and the six months ended December 31, 2010 are shown below:

                                                              Six Months
                                Year Ended June 30,       Ended December 31,
                              ----------------------  ------------------------
                                2009        2010          2009          2010
                                ----        ----          ----          ----
Cash provided by (used in)
   operations               $(52,905)   $  21,338     $  25,020    $  (19,935)

Loans                         89,400       21,000        12,200        11,300

Repayment of loans           (67,804)     (42,911)      (27,814)      (15,303)

Bank overdrafts                3,756          573        (3,756)       (4,329)

Sale of common stock              --           --            --        82,500

Cash on hand at beginning
   of period                  27,533


     As explained in the "Business" section of this prospectus, we plan to open new showrooms in select cities in Colorado and expand our product line.

     Our anticipated cash requirements over the twelve month period ending March 31, 2012 are as follows:


             Operations                     $  40,000 (1)
             Loan payments                     36,000 (2)
             Opening one new showroom         150,000 (3)
                                            ---------
                                             $226,000
                                            =========



(1) During the six months ended December 31, 2011 our operations were using cash at the rate of approximately $3,300 per month.

(2) As of December 31, 2010 the current portion of our notes payable was $216,124. However, since a substantial portion of our notes payable are owed to current or former shareholders, who we do not expect will call for payment prior to March 31, 2012, we expect that our loan payments, which include payments on our line of credit and our car loans, will be approximately $36,000 during the twelve month period ending March 31, 2012.

(3) Our plans to open a new showroom will depend on our ability to raise additional capital. If sufficient capital is available, we expect that we will be able to open a new showroom once every twelve months.

     It is expected that our principal source of cash flow will be from the sale of tile, marble and stone. Cash flow from the sale of tile, marble and stone depends upon the cost of supplies, the sale price and the amount of sales we are able to generate. An increase in sales may permit us to finance our operations to a greater extent with internally generated funds and may allow us to obtain equity financing more easily or on better terms. However, until we generate a profit, we will need to raise the capital we require through the sale of our securities or from loans from third parties.

     We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed.

     The following table lists our debt obligations and the material terms of each obligation as of December 31, 2010.

                       Principal     Interest                    Secured(s)
      Creditor          Amount         Rate         Maturity    Unsecured(u)
      --------          ------     -------------    --------    ------------

    David Crosby        $59,000        0            On Demand        (s)
    David Crosby        $7,059         0            On Demand        (u)
    Mark Rodenbeck      $44,515        0            On Demand        (u)
    Mark Rodenbeck      $25,000        0            On Demand        (u)
    Sal and Sandie
      Venezia           $19,163        0            On Demand        (u)
    Line of Credit (1)  $48,286        5.65%(2)     Revolving        (s)
    Auto Loans          $24,124        6.5-9.3%     11/12-12/13      (s)

(1) We are authorized to borrow up to $50,000 under this line.

(2) Interest rate as of January 31, 2011.

     As of December 31, 2010 our days sales outstanding ratio, (i.e. receivable turnover ratio) calculated by dividing accounts receivable by sales and then multiplying that quotient by the number of days in the six month period, was approximately 8 days.

     Our inventory turnover ratio for the six months ended December 31, 2010, calculated by dividing cost of sales for the six month period by our average inventory balances as of June 30, Spetember 30, and December 31, 2010 was, approximately 19.

     Other than as disclosed above, we do not know of any

        o trends, demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, any material increase or decrease in our liquidity; or

        o   significant changes in our expected sources and uses of cash.

Contractual Obligations

     Our material future contractual obligations as of June 30, 2010 are as follows:

                        Amounts due during years ending June 30,
                        ----------------------------------------
Item              Total    2011      2012       2013      2014    Thereafter
----              -----    ----      ----       ----      ----    ----------

Notes Payable  $231,150  $213,127  $12,805     $5,218        --         --


Accounting Policies

     See Note 1 to the financial statements included as part of this prospectus for a description of our critical accounting policies and the potential impact of the adoption of any new accounting pronouncements.

                                    BUSINESS

General

     We were incorporated on March 27, 1995 in Colorado. We sell a variety of hard surfacing products, including ceramic and porcelain tile, natural stone, glass, metal accents, hardwood flooring, rubber and leather flooring, engineered counter surfaces, as well as custom shower doors.

     Our products can be used in numerous applications including:

                o   Flooring
                o   Wall Coverings
                o   Kitchens
                o   Decks and Patios
                o   Bath and Shower Enclosures
                o   Swimming Pool and Spas

     We  also  offer  installation  services  through  experienced   independent
contractors.


     During the year ended June 30, 2010 approximately 36% of our revenue was derived from installation services and 64% of our revenue was derived from sales of our products. During the year ended June 30, 2009 approximately 31% of our revenue was derived from these services and 69% of our revenue was derived from sales of our products.


     Our offices and showroom are located in Centennial, Colorado, which is a suburb of Denver. We lease our space on a month-to-month basis for $4,500 per month. Our offices consist of a 3,600 square foot showroom and a 2,700 square foot warehouse.


     As of February 28, 2011, we had two full time employees and three part time employees.

Products

     The following is a description of our principal products:

     Ceramic Tile. Long wearing, ceramic tile will not fade or discolor. The varied colors, textures, and designs of ceramic provide numerous design options, and the durable glaze prevents staining and scratching

     Porcelain Tile. Porcelain tile is extremely durable, wear resistant, stain resistant and frost-proof. Porcelain has numerous uses for both interior and exterior applications, including floors, walls, counters, steam rooms, and fireplace surrounds.

     Marble. Suggesting grace, diversity, and endurance, marble is one of the most basic building materials. Tumbled marble adds a warm contrast to granite counters. Behind a stove it protects the wall from heat damage, and on vanity tops it provides a low maintenance, beautiful compliment to bathroom tile and cabinetry.

     Granite. A granite slab is the height of elegance and functionality for kitchen counter tops. Granite also makes a bold statement in bathrooms and showers.

     Travertine/Limestone. Travertine and limestone's subtlety are perfect for installations where the objective is to avoid over ornamentation and provide a warm and inviting space. Travertine/limestone is beautiful on floors, counters, tabletops, benches, stairs, archways, columns, mosaics, and border designs.

     Slate. A natural stone that conveys  feelings from starkly modern to rustic
casual,  slate  has  many  applications  including  floors,  walls,   entryways,
fireplaces, backsplashes and is used in a variety of exterior projects.

     Terracotta. Terracotta presents a comfortable, warm, and even rustic interior, conveying simplicity and beauty.

     Glass.  The  handcrafted  feel of glass  gives  an  illusion  of depth  and
openness.   Applications   include   decorative   accents   or  field  tile  for
backsplashes, walls, and fireplaces.

     Metals. Metals bring a rich glow to any room, particularly in kitchens where many appliances and fixtures incorporate stainless steel, copper, bronze, or brass. Metals coordinate easily with a variety of porcelain, ceramic, and natural stone tiles.

     Shower Doors. Our custom shower doors include 3/8" frameless euro doors, custom framed and semi-frameless doors, and custom back painted glass.

     We are  distributors  for both  large  and  small  manufactures  including:
American Olean, Arizona Tile, Azuvi, Bedrosians, Capco, Cosa Marble, Crossville, Dal, Design Materials, Emser, Florida Tile, Interceramic, Jeffrey Court, Mohawk, Porcelanosa, Puccini, Source, Stonepeak, and Vita Nova.

     All of the products we sell are available from a number of suppliers. We have not generally experienced difficulty in obtaining products and we believe that alternative sources are readily available. During the year ended June 30, 2010 and the three months ended September 30, 2010 no single supplier accounted for more than 7% of our inventory purchases.

Customers and Marketing

     Our customers consist of large and small contractors, architects, design professionals, builders, and developers. We also sell to the do-it-yourself and buy-it-yourself market.

     We sell and market our products and services from our showroom in Centennial, Colorado. We also advertise in local print media.

     We do not rely on any one customer or group of customers for a material amount of our net sales. The largest customer for our fiscal year ended Jun 30, 2010 accounted for less than 5% of our sales.

     Historically, our operations have experienced certain seasonal patterns. Generally, our sales are highest in the second and third quarters and lowest in the first quarter of each calendar year due primarily to slow down of construction activity in the winter months.

Competition

     The hard surfacing products industry in the United States is highly fragmented at both the manufacturing and distribution levels. Competition in our industry is based on design, price, customer service and quality. Our products compete with numerous other wall and floor coverings for residential and commercial uses, including carpet, resilient flooring, paint, wallpaper, laminates and wood paneling. Although the cost of tile, marble and other hard surface products is higher than the cost of carpet, wood flooring and some wall coverings, it is generally believed that tile, marble and other hard surface products have a lower cost over their useful lives, primarily due to durability.

     We believe we have a niche market between low priced box stores (which are low on selection and customer service) and high end designer stores. We also believe that "one-stop shopping," which requires a full product line at our showroom, is an important competitive advantage in servicing our core customers.

Future Operations


     At the present time we have one showroom. We plan on opening new showrooms over the next five years in the Colorado cities of Fort Collins, Boulder, Castle Rock, Parker and Colorado Springs. Opening a new showroom involves purchasing or leasing a commercial retail space, hiring additional sales and management staff and purchasing additional supplies. Opening new showrooms may also require us to lease additional storage space. We also plan on expanding our product line to include sinks, bath tubs, toilets, and other kitchen and bath appliances.

     We estimate that the cost of opening, stocking and operating a new showroom for one year will be approximately $150,000. If sufficient capital is available, we will be able to open a new showroom once every twelve months. We do not have any commitments, arrangements, understandings or agreements with respect to opening any new showrooms. Our ability to open new showrooms will depend on our ability to raise additional capital. Since we do not have any commitmentsfrom any person to provide us with any additional capital, we cannot predict when we will be able to open any new showrooms or expand our product line.

                                   MANAGEMENT

    Name          Age            Position
    ----          ---            --------
Sandie Venezia     62            President, Principal Executive, Financial and
                                    Accounting Officer and a Director
Mark Rodenbeck     61            Vice President and a Director

     Directors serve for one-year terms and are elected annually by our stockholders. Our executive officers are appointed by and serve at the pleasure of the board of directors.

     The principal occupations of our two officers and directors during the past several years are as follows:

Sandie Venezia has been our President, Principal Executive and Financial Officer and a director since December 2006. Between March 1995 and December 2006 Ms. Venezia was employed by us in the areas of accounting, finance, sales and design.

Mark Rodenbeck has been our Vice President and a director since December 2006. Between Mark 1995 and December 2006 Mr. Rodenbeck was employed by us in the areas of personnel, job estimation and inventory control.

     We believe that Ms. Venezia and Mr. Rodenbeck are qualified to serve as directors due to their long standing relationship with us.

     Our two directors are not independent as that term is defined in section 803 of the listing standards of the NYSE AMEX. None of our directors qualify as a financial expert as that term is defined by the Securities and Exchange Commission. We do not believe a financial expert is necessary since our revenues for the year ended June 30, 2010 were less than $1,100,000.

     We have not adopted a Code of Ethics applicable to our principal executive, financial, and accounting officers and persons performing similar functions. We do not believe a Code of Ethics is needed at this time since we have only two officers.

     We do not have a compensation committee. Our two directors serve as our audit committee.

Executive Compensation

     The following table shows in summary form the compensation received by our two officers during the two years ended June 30, 2010.

                                                                    All
                                                                    Other
                                                                    Annual
                                                Restric-            Com-
  Name and                                     ted Stock  Option    pensa-
   Principal            Fiscal  Salary  Bonus   Awards    Awards    tion
   Position              Year     (1)    (2)      (3)      (4)       (5)      Total
------------            ------  ------  -----  ---------  ------  ---------   -----

Sandie Venezia           2010  $70,500    --       --        --       --      $70,500
President, Principal
Executive,               2009  $70,500    --       --        --       --      $70,500
Financial and
Accounting Officer

Mark Rodenbeck           2010  $35,250    --       --        --       --      $35,250

Vice President           2009  $35,250    --       --        --       --      $35,250

(1)  The dollar value of base salary (cash and non-cash) earned.

(2)  The dollar value of bonus (cash and non-cash) earned.

(3) The value of the shares of restricted stock issued as compensation for services computed in accordance with ASC 718 on the date of grant.

(4) The value of all stock options computed in accordance with ASC 718 on the date of grant.

(5) All other compensation received that could not be properly reported in any other column of the table.

     We do not have employment agreements with any of our officers.

     The following shows the amounts we expect to pay to our two officers during the twelve months ending September 30, 2011 and the amount of time these persons expect to devote to us.

                               Projected        Percent of Time to be Devoted
      Name                    Compensation        to the Company's Business
      ----                    ------------      -----------------------------
      Sandie Venezia           $112,800                    100%
      Mark Rodenbeck           $ 56,400                    100%


LONG-TERM INCENTIVE PLANS. We do not provide our two officers or employees with pension, stock appreciation rights, long-term incentive or other plans.

EMPLOYEE PENSION, PROFIT SHARING OR OTHER RETIREMENT PLANS. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

COMPENSATION OF DIRECTORS DURING YEAR ENDED JUNE 30, 2010. We do not compensate our two directors for acting as such.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Our two directors act as our compensation committee. During the year ended June 30, 2010 each director participated in deliberations concerning executive officer compensation. During the year ended June 30, 2010, none of our officers were also a member of the compensation committee or a director of another entity, which other entity had one of its executive officers serving as one of our directors.

Related Party Transactions

     In 1995 Mark Rodenbeck loaned us $35,000. The loan does not bear interest, is unsecured, and is due on demand. As of September 30, 2010 the balance on this loan was $34,515.

     In 2009 Mark Rodenbeck loaned us $25,000. The loan does not bear interest, is unsecured, and is due on demand. As of September 30, 2010 the balance on this loan was $25,000.

     In 1995 Sal Venezia, the husband of Sandie Venezia, loaned us $35,000. This loan does not bear interest, is unsecured, and is due on demand. The balance on this loan at September 30, 2010 was $24,123.

                             PRINCIPAL SHAREHOLDERS

     The following table shows, as of December 31, 2010, information with respect to those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our officers and directors, and by all the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                        Number         Percent
       Name                           of Shares       of Class
       ----                           ---------       --------

       Sandie Venezia                 2,000,000          25%
       Mark Rodenbeck                 2,000,000          25%
       All officers and directors
         as a group (2 persons)       4,000,000          50%

                              SELLING SHAREHOLDERS

     Between June 2010 and December 2010 we sold 4,125,000 shares of our common stock to private investors at a price of $0.02 per share. The offering price of $0.02 is based on the price that the selling shareholders paid for their shares in the private offering.

     By means of this prospectus, the investors who purchased our common stock in 2010, and who are referred to as the "selling shareholders", are offering to sell their shares.

     We will not receive any proceeds from the sale of the securities by the selling shareholders. We will pay all costs of registering the securities offered by the selling shareholders. The selling shareholders will pay all sales commissions and other costs of the sale of the securities offered by them.

                                                                     Share
                                                 Shares To      Ownership
       Name of                     Shares        Be Sold In         After
Selling Shareholder                Owned       This Offering      Offering
-------------------                -----       -------------    ----------------

  Chris M. Grey                   275,000         275,000            --
  Anna Villalvazo                 200,000         200,000            --
  Michelle L. Grey                200,000         200,000            --
  Philip F. Grey                  350,000         350,000            --
  Daniela S. Grey                 375,000         375,000            --
  Jon T. Burgin                   375,000         375,000            --
  Scott Miller                    325,000         325,000            --
  Bruce H. Penrod                 250,000         250,000            --
  Anthony S. Venezia               25,000          25,000            --
  Michael Barela                   50,000          50,000            --
  Ryan Rodenbeck                   50,000          50,000            --
  Kevin R. Caughman                25,000          25,000            --
  Marian R. Silcox                 25,000          25,000            --
  Vladimir A. Karatsoupa           25,000          25,000            --
  Ivan Muzgehenko                  50,000          50,000            --
  C. James Padgett                 75,000          75,000            --
  Theodore W. Struhs               50,000          50,000            --
  Donald L. Cox                   100,000         100,000            --
  Bryan Y, Rodenbeck               50,000          50,000            --
  Randall J. Kendrick              25,000          25,000            --
  Timothy C. Evans                 50,000          50,000            --
  Philip G. Barclay                25,000          25,000            --
  Patricia L. Malunat              75,000          75,000            --
  Paul E. Mendell                  50,000          50,000            --
  Delt 100 Alumni Counsel, LLC    250,000         250,000            --
  Salvatore M. Venezia             25,000          25,000            --
  Oleg V. Naumenko                 25,000          25,000            --
  Cindy Mc Coy                     50,000          50,000            --

  Steven Gellatly                  50,000          50,000            --
  Koby Westerholm                  50,000          50,000            --
  Sue Ann Guth                     25,000          25,000            --
  Chystal Durnan                  375,000         375,000            --
  Morgan Pylant                   150,000         150,000            --

     We are not affiliated with any of the selling shareholders.

     The controlling persons of the non-individual selling shareholders are:

           Name of Shareholder                   Controlling Person
           -------------------                   ------------------

           Delt 100 Alumni Counsel, LLC          Dr. David Jung

Plan of Distribution

     The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus at a price of $0.02 per share. If and when our common stock becomes quoted on the OTC Bulletin Board, the shares owned by selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

     The shares of common stock may be sold by one or more of the following methods, without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker/dealer.

     In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

     The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

     Beginning 90 days after the date of this prospectus, and provided we have filed all reports on 10-K or 10-Q required by the Securities and Exchange Act of 1934,the selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

     We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a "distribution" of the securities owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 100,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our Common Stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus we had not issued any shares of preferred stock.

Transfer Agent
--------------
       TranShare Corporation
       5105 DTC Parkway
       Suite 325
       Greenwood Village CO 80111
       Phone: (303) 662-1112
       Fax: (303) 770-2222

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus is being passed upon by Hart & Trinen, LLP, Denver, Colorado.

                                LEGAL PROCEEDINGS

     We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

                                 INDEMNIFICATION

     Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

                           COLORADO CERAMIC TILE, INC.

                              FINANCIAL STATEMENTS

                             June 30, 2009 and 2010,
                         & December 31, 2010 (Unaudited)

                           COLORADO CERAMIC TILE, INC.
                              Financial Statements

                                TABLE OF CONTENTS
                                                                    Page
                                                                    ----
REPORT OF INDEPENDENT REGISTERED
    PUBLIC ACCOUNTING FIRM                                            1


FINANCIAL STATEMENTS

            Balance sheets                                            2
            Statements of operations                                  3
            Statements of stockholders' equity                        4
            Statements of cash flows                                  5
            Notes to financial statements                             7

                            RONALD R. CHADWICK, P.C.
                           Certified Public Accountant
                        2851 South Parker Road, Suite 720
                             Aurora, Colorado 80014
                             Telephone (303)306-1967
                                Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Colorado Ceramic Tile, Inc.
Centennial, Colorado

I have audited the accompanying balance sheets of Colorado Ceramic Tile, Inc. as of June 30, 2009 and 2010, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Colorado Ceramic Tile, Inc. as of June 30, 2009 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit and stockholders' deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Aurora, Colorado                                Ronald R. Chadwick, P.C.
December 22, 2010                               RONALD R. CHADWICK, P.C.

                           COLORDO CERAMIC TILE, INC.
                                 BALANCE SHEETS

                                                                                     Dec. 31, 2010
                                               June 30, 2009      June 30, 2010       (Unaudited)
                                              ---------------    ---------------    ----------------
   ASSETS
      Current assets
        Cash                                  $             -    $             -    $         54,233
        Accounts receivable                            84,087             43,129              18,454
        Inventory                                      26,150             15,595              15,646
                                              ---------------    ---------------    ----------------
           Total current assets                       110,237             58,724              88,333
                                              ---------------    ---------------    ----------------
        Deposits                                        4,193              4,193               4,193
        Fixed assets - net                             28,948             14,164               6,813
                                              ---------------    ---------------    ----------------
      Total Assets                            $       143,378    $        77,081    $         99,339
                                              ===============    ===============    ================

   LIABILITIES & STOCKHOLDERS' EQUITY

      Current liabilities
         Bank overdraft                       $         3,756    $         4,329    $              -
         Accounts payable                             141,531            165,334             205,884
         Notes payable - current                      222,631            213,127             209,124
         Accrued interest payable                         506                462                 605
                                              ---------------    ---------------    ----------------
            Total current  liabilities                368,424            383,252             415,613
                                              ---------------    ---------------    ----------------
      Long term liabilities
         Notes payable                                 30,430             18,023              18,023
                                              ---------------    ---------------    ----------------
            Total long term liabilities                30,430             18,023              18,023
                                              ---------------    ---------------    ----------------
      Total Liabilities                               398,854            401,275             433,636
                                              ---------------    ---------------    ----------------

      Stockholders' Equity
         Preferred stock, $.001
           par value; 10,000,000 shares
           authorized; No shares issued &
           outstanding                                      -                  -                   -
         Common stock, $.001
           par value; 100,000,000 shares
           authorized; 4,000,000 (June
           2009 & 2010) and 8,125,000
           (Dec. 2010) shares issued and
           outstanding                                  4,000              4,000               8,125
         Additional paid in capital                    34,124             34,124             112,499
         Accumulated deficit                         (293,600)          (362,318)           (454,921)
                                              ---------------    ---------------    ----------------

      Total Stockholders' Equity                     (255,476)          (324,194)           (334,297)
                                              ---------------    ---------------    ----------------
      Total Liabilities and Stockholders'
        Equity                                $       143,378    $        77,081    $         99,339
                                              ===============    ===============    ================

          The accompanying notes are an integral part of the financial statements.

                           COLORDO CERAMIC TILE, INC.
                            STATEMENTS OF OPERATIONS


                                                               Six Months      Six Months
                                                                  Ended           Ended
                               Year Ended      Year Ended    Dec. 31, 2009    Dec. 31, 2010
                                                             -------------    -------------
                                                June 30,
                             June 30, 2009        2010        (Unaudited)      (Unaudited)
                            -----------------  ------------  ---------------  --------------


   Sales (net of
     returns)                 $  1,257,931     $  1,026,076      $  498,255      $  434,862
   Cost of goods sold              918,943          732,748         336,279         304,855
   Gross Profit                    338,988          293,328         161,976         130,007

   Operating expenses:
      Depreciation                  23,789           14,784           7,502           7,351
      Loss on disposal              13,939                -               -               -
      Receivable write offs         77,794                -               -               -
      Inventory write offs          32,666            1,006               -               -
      General and
        administrative             381,140          340,846         210,269         209,662
                              ------------     ------------      ----------      ----------
                                   529,328          356,636         217,771         217,013

   Gain (loss) from
     operations                   (190,340)         (63,308)        (55,795)        (87,006)
                              ------------     ------------      ----------      ----------

   Other income (expense):
     Interest expense               (6,832)          (5,410)         (2,701)         (5,597)
                              ------------     ------------      ----------      ----------

   Income (loss) before
     provision for income
      taxes                       (197,172)         (68,718)        (58,496)        (92,603)

   Provision for income tax              -                -               -               -
                              ------------     ------------      ----------      ----------

   Net income (loss)          $   (197,172)    $    (68,718)     $  (58,496)     $  (92,603)
                              ============     ============      ==========      ==========

   Net income (loss) per
     share
   (Basic and fully diluted)  $      (0.05)    $      (0.02)     $    (0.01)     $    (0.02)
                              ============     ============      ==========      ==========

   Weighted average number
     of common shares
     outstanding                 4,000,000        4,000,000       4,000,000       6,062,500
                              ============     ============      ==========      ==========

          The accompanying notes are an integral part of the financial statements.

                           COLORADO CERAMIC TILE, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                  Common Stock
                                            Amount     Paid in     Retained    Stockholders'
                                Shares(1)   $0.001     Capital     Earnings       Equity
                               ----------  --------    -------   ----------    -------------

   Balances at June 30, 2008   4,000,000   $ 4,000     $34,124   $  (96,428)     $ (58,304)

   Net income (loss) for
    the year                                                       (197,172)      (197,172)
                               ----------  --------    -------   ----------    -------------

   Balances at June 30, 2009   4,000,000   $ 4,000     $34,124   $ (293,600)     $(255,476)

   Net income (loss) for
     the year                                                       (68,718)       (68,718)
                               ----------  --------    -------   ----------    -------------

   Balances at June 30, 2010   4,000,000   $ 4,000     $34,124   $ (362,318)     $(324,194)

   Stock issued for cash       4,125,000     4,125      78,375                      82,500
                               ----------  --------    -------                 -------------
   Net income (loss) for
     the period                                                     (92,603)       (92,603)
                               ----------  --------    -------   ----------    -------------

   Balances at December 31,
     2010 - Unaudited          8,125,000   $ 8,125    $112,499   $ (454,921)     $(334,297)
                               =========   ========   ========   ===========   =============

     (1) As restated for a 6,757 for 1 forward stock split on May 17, 2010

          The accompanying notes are an integral part of the financial statements.

                           COLORADO CERAMIC TILE, INC.
                            STATEMENTS OF CASH FLOWS

                                                                       Six Months   Six Months
                                                                         Ended         Ended
                                                                       Dec. 31,       Dec. 31,
                                        Year Ended      Year Ended       2009          2010
                                       June 30, 2009   June 30, 2010   (Unaudited)  (Unaudited)
                                       --------------  --------------  ----------  --------------
   Cash Flows From Operating
    Activities:
      Net income (loss)                 $  (197,172)    $   (68,718)   $ (58,496)   $  (92,603)
      Adjustments to reconcile
       net loss to net cash
       provided by (used for)
       operating activities:
          Depreciation                       23,789          14,784        7,502         7,351
          Accounts receivable               (18,852)         40,958       43,822        24,675
          Inventory                           9,705           9,549        3,166           (51)
          Deposits                           (1,013)              -
          Fixed asset disposal               13,939               -
          Write offs                        110,460           1,006
          Accrued payables                    6,239          23,759       25,020        40,693
                                       --------------  --------------  ----------  --------------
            Net cash provided
             by (used for)
             operating activities           (52,905)         21,338       21,014       (19,935)

   Cash Flows From Investing
    Activities:
                                                  -               -            -             -
                                       --------------  --------------  ----------  --------------
            Net cash provided
             by (used for)
             investing activities                 -               -            -             -
                                       --------------  --------------  ----------  --------------

          The accompanying notes are an integral part of the financial statements.

                                       5

                                                                       Six Months   Six Months
                                                                         Ended         Ended
                                                                       Dec. 31,       Dec. 31,
                                        Year Ended      Year Ended       2009          2010
                                       June 30, 2009   June 30, 2010   (Unaudited)  (Unaudited)
                                       --------------  --------------  ----------  --------------
   Cash Flows From Financing
    Activities:
      Notes payable - borrowings             89,400          21,000       12,200        11,300
      Notes payable - payments              (67,804)        (42,911)     (27,814)      (15,303)
      Bank overdraft                          3,756             573       (3,756)       (4,329)
      Sales of common stock                       -               -            -        82,500
                                        --------------  --------------  ----------  --------------
            Net cash provided
             by (used for)
             financing activities            25,352         (21,338)     (19,370)       74,168
                                        --------------  --------------  ----------  --------------

   Net Increase (Decrease) In Cash          (27,553)              -        1,644        54,233

   Cash At The Beginning Of The Period       27,553               -            -             -
                                        --------------  --------------  ----------  --------------
   Cash At The End Of The Period        $         -     $         -     $  1,644     $  54,233
                                        ==============  ==============  ==========  ==============

   Schedule Of Non-Cash Investing
    And Financing Activities:
   ------------------------------
   None

   Supplemental Disclosure:
   ------------------------

   Cash paid for interest               $     6,952     $     5,454     $  2,664     $   5,454
                                                                        --------     ---------
   Cash paid for income taxes           $         -     $         -     $      -     $       -
                                                                        --------     ---------

          The accompanying notes are an integral part of the financial statements.
<

                           COLORADO CERAMIC TILE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  June 30, 2009 and 2010, & December 31, 2010 (Unaudited)


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Colorado Ceramic Tile, Inc. (the "Company"), was incorporated in the State of Colorado on March 27, 1995. The Company sells and installs stone and tile.

Fiscal year

The Company employs a fiscal accounting year ending June 30.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At June 30, 2009 and 2010, and December 31, 2010 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated or straight line methods over each item's estimated useful life.

Inventories

Inventories, consisting of ceramic tile, are stated at the lower of cost or market (first-in, first-out method). Costs capitalized to inventory include the purchase price, transportation costs, and any other expenditures incurred in bringing the goods to the point of sale and putting them in saleable condition. Costs of good sold include those expenditures capitalized to inventory.

                           COLORADO CERAMIC TILE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  June 30, 2009 and 2010, & December 31, 2010 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. Specifically, revenue from product sales is recognized subsequent to a customer ordering a product at an agreed upon price, delivery has occurred, and collectability is reasonably assured.

Advertising costs

Advertising costs are expensed as incurred. The Company had advertising costs in fiscal year 2009 and 2010, and for the six months ended December 31, 2010 of $5,930, $824 and $155.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At June 30, 2009 and 2010 the Company had net operating loss carryforwards of approximately $250,000 and $320,000 which begin to expire in 2024. The deferred tax asset of approximately $52,000 and $65,000 in 2009 and 2010 created by the net operating losses have been offset by a 100% valuation allowance. The change in the valuation allowance in fiscal year 2009 and 2010 was $36,000 and $13,000.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company's financial instruments, as reported in the accompanying balance sheets, approximates fair value.

                           COLORADO CERAMIC TILE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  June 30, 2009 and 2010, & December 31, 2010 (Unaudited)


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services

The Company earns revenue from the sale and installation of stone and tile, but does not separate sales into different operating segments.

Stock based compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.


NOTE 2. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

                                 June 30,         June 30,         Dec.  31,
                                   2009              2010              2010
                              -------------     -------------     -------------

Vehicles                      $   138,016       $   138,016        $   138,016
Office equipment                   11,800            11,800             11,800
Machinery & equipment              16,987            16,987             16,987
                              -----------       -----------        -----------
                                  166,803           166,803            166,803
Less accumulated depreciation    (137,855)         (152,639)          (159,990)
                              -----------       -----------        -----------
Total                         $    28,948       $    14,164        $     6,813
                              ===========       ===========        ===========

Depreciation expense in fiscal year 2009, 2010 and for the six months ended December 31, 2010 was $23,789, $14,784 and $7,351.

                           COLORADO CERAMIC TILE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  June 30, 2009 and 2010, & December 31, 2010 (Unaudited)


NOTE 3. NOTES PAYABLE

The Company has been advanced unsecured, non-interest bearing, due on demand working capital loans from various related parties. The balance on these loans at June 30, 2009 and 2010, and December 31, 2010 was $103,038, $85,178, and
$88,678.

The Company has also been advanced secured by inventory, non-interest bearing, due on demand working capital loans from a non-related party. The balance on these loans at June 30, 2009 and 2010, and December 31, 2010 was $66,609, $66,609, and $66,059. The Company carries a revolving, due on demand, variable interest rate line of credit with a bank, providing for a credit line up to $50,000, secured by all Company assets, with an outstanding balance at June 30, 2009 and 2010, and December 31, 2010 of $39,661, $49,505 and $48,286, and a
corresponding remaining available balance for borrowing at each date of $10,339, $495, and $1,714. There are no financial covenants associated with the line of credit. The Company has various vehicle loans outstanding, secured by Company vehicles, with interest rates from 6.5% to 9.3%, requiring monthly payments, and with due dates from November 2012 through January 2013. The outstanding balance on vehicle loans at June 30, 2009 and 2010, and December 31, 2010 was $43,753, $29,858, and $24,124. One of the vehicles with a purchase price of approximately $36,000 is held in the name of a related party shareholder.

The principal balance due on all notes payable at June 30, 2009 and 2010, and December 31, 2010 was $253,061 (current $222,631 and long term $30,430),
$231,150  (current  $213,127  and long  term  $18,023),  and  $227,147  (current
$209,124) and long term $18,023). Future required principal payments under all notes payable by year from June 30, 2010 forward are: year end June 30, 2011 $209,124, year end June 30, 2012 $12,805, year end June 30, 2013 $5,218, Total
$227,147.

Accrued interest payable under all notes payable at June 30, 2009 and 2010, and December 31, 2010 was $506, $462, and $605. Interest expense in fiscal year 2009 and 2010, and for the six months ended December 31, 2010 was $6,832, $5,410, and $5,597.

NOTE 4. LEASE COMMITMENTS

The Company rents space under a month to month commercial operating lease with payments of approximately $7,000 per month plus costs. Beginning in January 2008 the landlord has allowed the Company to pay $5,000 per month while accruing the balance due. This arrangement has led to an accrued rent payable balance at June 30, 2009 and 2010, and December 31, 2010 of $24,100, $48,025 and $61,487. Rent
expense in fiscal year 2009, 2010 and for the six months ended December 31, 2010 was $83,925, $83,925 and $41,962.

                           COLORADO CERAMIC TILE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  June 30, 2009 and 2010, & December 31, 2010 (Unaudited)


NOTE 5.  GOING CONCERN

The Company has suffered recurring losses from operations and has a working capital deficit and stockholders' deficit, and in all likelihood will be required to make significant future expenditures in connection with continuing marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions. By doing so, the Company hopes through increased marketing efforts to generate greater revenues from sales of stone and tile. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.


NOTE 6. SUBSEQUENT EVENTS

The  Company has  evaluated  subsequent  events  through the date of issuance of
these  financial   statements  and  determined  that  there  are  no  reportable subsequent events.

                                TABLE OF CONTENTS


Prospectus Summary .........................................................
Risk Factors ...............................................................
Market for our Common Stock ................................................
Management's Discussion and Analysis and Plan of Operation .................
Business ...................................................................
Management .................................................................
Principal Shareholders .....................................................
Selling Shareholders .......................................................
Description of Securities ..................................................
Legal Matters ..............................................................
Legal Proceedings ..........................................................
Indemnification ............................................................
Available Information ......................................................
Financial Statements .......................................................


     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Colorado Ceramic Tile, Inc. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

     Until _________, 2011, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1

                                     PART II
                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

     The following table show the costs and expenses payable by the Company in connection with this registration statement.

         SEC Filing Fee                                         $    10
         Blue Sky Fees and Expenses                                 500
         Printing Expenses                                          500
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                            10,000
         Miscellaneous Expenses                                     490
                                                                -------
                  TOTAL                                         $36,500
                                                                =======

         All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors

     The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15. Recent Sales of Unregistered Securities.

     Between June 2010 and December 2010 the Company sold 4,125,000 shares of its common stock to thirty four private investors at a price of $0.02 per share.

     The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission or other form of remuneration was given to any person in connection with the issuance of these shares. Share numbers are post-split.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibits                                        Page Number

3.1.1     Articles of Incorporation                 ___

3.1.2     Amendment to Articles of Incorporation    ___

3.2       Bylaws                                    ___

5.        Opinion of Counsel                        ___

10.1      Line of Credit Terms                      ___

23.1      Consent of Hart & Trinen                  ___

23.2      Consent of Ronald R. Chadwick, P.C.       ___

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:


      (i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 10th day of March, 2011.



                                    COLORADO CERAMIC TILE, INC.


                                 By: /s/ Sandie Venezia
                                    -------------------------------------
                                    Sandie Venezia, President and Principal
                                       Executive Officer

     In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                            Date
---------                            -----                            ----

/s/ Sandie Venezia
----------------------          Principal Executive,              March 10, 2011
Sandie Venezia                  Financial and Accounting
                                Officer and a Director


/s/ Mark Rodenbeck
----------------------          Director                          March 10, 2011
Mark Rodenbeck


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